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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the vCIS, Inc. 2001 Stock Plan, Internet Security Systems, Inc. Restated 1995 Stock Incentive Plan (as amended and restated as of May 29, 2002), Internet Security Systems, Inc. 1999 Employee Stock Purchase Plan, and Internet Security Systems, Inc. 1999 International Stock Purchase Plan and to the incorporation by reference therein of our report dated January 21, 2002, with respect to the consolidated financial statements and schedule of Internet Security Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                                               /s/ Ernst & Young



Atlanta, Georgia
November 1, 2002